Exhibit 99.1

OFFICE DEPOT	NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561/438-4930 edunn@officedepot.com

Brian Levine Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT PROVIDES MID-SECOND QUARTER UPDATE
Company Cites Improving North American Retail Store Trends

(Delray Beach, FL) May 28, 2003 — OFFICE DEPOT, INC. (NYSE: ODP) today outlined its sales and earnings outlook for the second quarter ending June 28, 2003 in a mid-quarter update to investors.

Bruce Nelson, Office Depot’s Chairman & CEO, commented on the quarter to date: “Our growth initiatives in our North American retail stores are starting to show signs of positive momentum. Our ink and toner rollout and re-plan-o-grams of binders and writing instruments have increased traffic and transactions. Furniture and technology still remain soft. We now expect to report second quarter comps in the negative 3-4% range, a significant improvement over the negative 7% in the first quarter and consistent with our earlier message that North American retail sales bottomed out in the first quarter. We believe these improving trends will continue into the second half of the year and result in sequential comp sales improvement in each of the remaining quarters of 2003.

“North American retail gross margins are expected to be approximately 200 basis points below last year, consistent with our previous guidance. Only about one-third of this margin decline is directly attributable to the promotional and pricing environment. The remaining two-thirds is a combination of de-leveraging of occupancy expense on lower retail revenues, and the anticipated higher shrink associated with the Company’s ink and toner shops, where ink is more accessible. The Company believes that making ink more convenient for customers improves the shopping experience and drives incremental sales and profits, in spite of somewhat higher shrink.

“Our North American contract business remains on track and sales are expected to be in the mid single-digit positive range for the quarter. We also expect to see the third consecutive quarter of positive sales growth in our U. S. Viking catalog sales business, offset by continued softness in Office Depot commercial catalog sales. As a result, we believe overall BSG sales will be in the low single digit range for the quarter, with gross margins above last year’s level. These trends, in concert with continued improvement in North American distribution will result in improved BSG profitability in the second quarter compared to last year.

“Our International business is expected to grow in the low to mid single-digit range in local currencies, and in the mid to high teens range in U.S. dollars for the quarter. Quarter to date we have seen weakness in France and Germany because of economic conditions in those countries. We continue to make strong progress in our new BSD countries. Gross margins will be slightly above last year’s levels, but operating profit will be down in the 30-40 basis point range compared to last year as we continue to invest in new countries and new channels, including our most recent retail launch in Spain this quarter.

“Late last week, we received EC approval for our acquisition of Guilbert, S.A., one of Europe’s leading contract stationers. This acquisition will double our size in Europe and provide meaningful synergies with our existing operations. It will also give us an immediate sizable platform to grow the large customer segments across Europe, and unique capabilities to service the growing demand of large global customers.

“We expect to complete the transaction in early June, and we will consolidate a portion of Guilbert’s earnings in our second quarter results. As a result of the complexity of this transaction, we have decided to move back our earnings release date for the second quarter by one week. We now expect to release our second quarter earnings report on July 24th.

“We are not yet seeing signs of any significant economic improvement in either North America or Europe. However, we are encouraged by progress in our North American retail business, even though comp sales remain negative. We have additional growth initiatives planned for retail in the second half of this year, including the opening of our new Millennium prototype store late this quarter.”

Mr. Nelson concluded, “Given our sales and margin performance quarter to date, we now believe our second quarter earnings per share (excluding the quarterly impact of EITF 02-16) will be in the $0.16 — $0.18 per share range, consistent with the guidance we provided during our first quarter conference call. We anticipate EITF 02-16 will negatively impact EPS by approximately $0.02 per share, resulting in GAAP EPS of $0.14 — 0.16 per share for the quarter.”

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct® and 4Sure.com® brand names. As of March 29, 2003, Office Depot operated 871 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 20 countries outside of the United States and Canada, including 38 office supply stores in France, one in Spain and 12 in Japan that are owned and operated by the Company; and 123 additional office supply stores under joint venture and licensing agreements operating under the Office Depot® name in seven foreign countries.

The Company also operates an award-winning U.S. Office Depot brand web site at www.officedepot.com where customers can access Office Depot’s low competitive prices seven days a week, twenty-four hours a day. The Company also operates more than 30 other web sites in the U.S. and 13 international countries including: Austria, Belgium, Canada, France, Japan, Germany, Ireland, Italy, Luxembourg, the Netherlands, Spain, Switzerland and the United Kingdom.

Office Depot’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 13, 2003 and in our 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

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